Exhibit 99.(p)(38)

APPENDIX E

ARK ETF TRUST

ARK INVESTMENT MANAGEMENT LLC

JOINT CODE OF ETHICS

I.	Introduction

The Board of Trustees (“Board”) of ARK ETF Trust (“Trust”) and ARK Investment Management LLC (“Adviser”), in accordance with Rule 17j-1 under the Investment Company Act of 1940, as amended (“1940 Act”), and Rule 204A-1 under the Investment Advisers Act of 1940, as amended (“Advisers Act”), have approved and adopted this Joint Code of Ethics (“Code”) and have determined that this Code is reasonably designed to prevent Access Persons, as defined herein, from engaging in conduct prohibited by Rule 17j-1 and Rule 204A-1. This Code also sets forth the general fiduciary principles to which all Access Persons are subject and establishes reporting requirements for Access Persons. Certain capitalized terms used in this Code and not defined in the text herein are defined in Exhibit A.

A.	About the Trust and the Adviser

The Trust is an investment company registered under the 1940 Act that consists of multiple series, each an exchange-traded fund, which are hereinafter referred to as the “Funds.” Additional series of the Trust may be registered in the future; references herein to “a Fund” include the Funds and any such additional series. The Adviser is the investment adviser for the Funds. Foreside Fund Services, LLC (“Distributor”) serves as the distributor of shares of the Funds on an agency basis. In adopting this Code, the Board took into consideration all of these facts.

B.	Who is Covered by the Code

This Code applies to all Employees (as defined below) and Access Persons of the Trust and the Adviser. Every officer, employee or consultant of the Fund’s investment adviser is an “Employee” and the following persons are “Access Persons”:

1.	Any Advisory Person[13] of a Fund and a Fund’s investment adviser.

2.	Any director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities (as defined under Rule 17j-1) by a Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to a Fund regarding the purchase or sale of Covered Securities.[14]

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13	The term “Advisory Person” is defined in Rule 17j-1 as (i) any director, officer, general partner or employee of the Funds or investment adviser (or of any company in a control (as defined under Rule 17j-1) relationship to the Funds or investment adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Funds or investment adviser who obtains information concerning recommendations made to the Funds with regard to the purchase or sale of Covered Securities by the Funds.
14	The term “Access Person” does not include any person who is subject to securities transaction reporting requirements of a code of ethics adopted by the Distributor, which contains provisions that are substantially similar to those in this Code, and that is also in compliance with Rule 17j-1 under the 1940 Act.

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3.	Any of the Adviser’s “supervised persons”[15] (A) who has access to nonpublic information regarding any of an Advisory Client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of a Fund; or (B) who is involved in making securities recommendations to Advisory Clients, or who has access to such recommendations that are nonpublic.

II.	Statement of General Fiduciary Principles and Standards of Business Conduct OF THE ADVISER’S EMPLOYEES AND ACCESS PERSONS

The Adviser requires that its Employee and Access Persons conduct their personal investment activities in accordance with the following general fiduciary principles:

•	the duty at all times to place the interests of Advisory Clients (as defined in Exhibit A) and each Fund’s shareholders first;

•	the requirement that all personal securities transactions must be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

•	the fundamental standard that Adviser personnel should not take inappropriate advantage of their positions.

In view of the foregoing, the Adviser has determined to adopt this Code to specify a code of conduct for certain types of personal securities transactions which might involve conflicts of interest or an appearance of impropriety and to establish reporting requirements and enforcement procedures.

Pursuant to Section 206 of the Advisers Act and Rule 17j-1, Employees and Access Persons are prohibited from engaging in fraudulent, deceptive or manipulative conduct. The Adviser and its Employees and Access Persons have a duty of utmost good faith to act solely in the best interest of Advisory Clients. The Adviser and its Access Persons are subject to the following specific fiduciary obligations when dealing with Advisory Clients:

•	to have a reasonable, independent basis for the investment advice provided;

•	to seek to achieve best execution for an Advisory Client’s transactions;

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15	A “supervised person” of the Adviser means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of the Adviser, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser.
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•	to ensure that investment advice is suitable; and

•	to be loyal to Advisory Clients.

All Employees and Access Persons of the Adviser are required to comply with all applicable federal securities laws at all times.

III.	Restrictions on Personal Investing Activities OF ALL EMPLOYEES AND ACCESS PERSONS

A.	General Policy

No Employee or Access Person shall, in connection with the direct or indirect purchase or sale of a Security “held or to be acquired”16 by a Fund:

•	employ any device, scheme or artifice to defraud a Fund;

•	make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they are made, not misleading;

•	engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon a Fund; or

•	engage in any manipulative practice with respect to a Fund.

B.	Pre-Clearance of Investments in IPOs or Limited Offerings

No Employee or Access Person may directly or indirectly acquire Beneficial Ownership in any Securities in an initial public offering (“IPO”) or Limited Offering without obtaining, in advance of the transaction, clearance from the either the Chief Legal Officer (“CLO”) or the Chief Compliance Officer (“CCO”).17

In order to obtain pre-clearance, each Employee must complete and submit to the CLO or the CCO a Personal Trade Request Form (“PTR”) which is included as Exhibit B. The CLO or the CCO must review each PTR and record the decision regarding the request. The general standards for granting or denying pre-clearance are discussed below, although the CLO or the CCO retains authority to grant pre-clearance in exceptional circumstances for good cause. If pre-clearance is obtained, the approval is valid for the day on which it is granted and the immediately following business day. The CLO or the CCO may revoke a pre-clearance any time after it is granted and before the transaction is executed.

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16	With respect to a Fund, a security “held or to be acquired” means (i) any Covered Security (as defined under Rule 17j-1(a)(4)) which, within the most recent 15 days: (A) is or has been held by a Fund; or (B) is being or has been considered by a Fund or its investment adviser for purchase by a Fund; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security that is described in (i)(A) or (i)(B).
17	References in this Code of Ethics to the CLO or the CCO refer to the CLO or the CCO of the Adviser, unless otherwise noted.

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Pre-clearance typically will not be granted to purchase or sell any IPO or Limited Offering of an issuer (i) if such Security is included in an Advisory Client’s portfolio, on a day when the Security is “being considered for purchase or sale” for the Advisory Client; (ii) if such Security is not included in an Advisory Client’s portfolio but notice has been given that such Security will be added to an Advisory Client’s portfolio, until such time as the Adviser completes such transactions for the applicable Advisory Client’s portfolio; or (iii) when the CLO or the CCO has been advised by the Adviser that the same Security is being considered for purchase or sale for an Advisory Client’s portfolio.

C.	Restrictions on Personal Securities Transactions of Access Persons Other than Independent Trustees and Distributor Access Persons

1.	Pre-clearance

No Employee or Access Person may buy or sell Securities, other than Exempt Securities, for any account in which he or she has any direct or indirect Beneficial Ownership, unless such person obtains, in advance of the transaction, clearance for that transaction from the CLO or the CCO or her designee18. (The CLO or the CCO is the person responsible for reviewing and granting pre-clearance requests under the Code.) The general standards for granting or denying pre-clearance are discussed below, although the CLO or the CCO retains authority to grant pre-clearance in exceptional circumstances for good cause.

In order to obtain pre-clearance, an Employee must complete and submit to the CLO or the CCO a PTR. If the transaction is approved by the CLO or the CCO, that approval is valid for the day on which it is granted and the immediately following business day. The CLO or the CCO may revoke a pre-clearance any time after it is granted and before the transaction is executed.

Pre-clearance typically will not be granted to purchase or sell any Security of an issuer (i) if such Security is included in an Advisory Client’s portfolio, on a day when the Security is being considered for purchase or sale by the Advisory Client; (ii) if such Security is not included in an Advisory Client’s portfolio but notice has been given that such Security will be added to an Advisory Client’s portfolio, until such time as the Adviser completes such transactions for the applicable Advisory Client’s portfolio; or (iii) when the CLO or the CCO has been advised by the Adviser that the same Security is being considered for purchase or sale for an Advisory Client. In determining whether to approve a PTR, the CLO or CCO will consider, for example, whether the Employee or Access Person knew, or should have known, that the security was being considered for purchase or sale by the Advisor for an Advisory Client or that, as a result of a transaction, the Employee or Access Person would hold or sell more than 5% of the outstanding securities of the issuer in question.

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18	The CLO and the CLO may not pre-clear their own personal trades. Any pre-clearance required under this Code shall be performed by someone other than the person requesting pre-clearance for a personal transaction.

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2.	Prohibition on Short-Term Trading

Employees and Access Persons may not purchase and sell, or sell and purchase, within any period of 30 calendar days, a Security, other than an Exempt Security. If any such transactions occur, the Employee or Access Person must disgorge any profits from the transactions for donation by the Adviser to charity. In determining the 30 calendar day holding period, the “last-in, first-out” methodology will be applied.

3.	Prohibition on Short Sales and Similar Transactions

Employees and Access Persons may not purchase a put option or sell a call option, sell short or otherwise take a short position, either directly or through any Beneficial Ownership, in any Security, unless such transaction is pre-cleared and approved by the CLO or CCO.

D.	Restrictions on Personal Securities Transactions by Access Persons who are Independent Trustees of the Trust

The Trust recognizes that Independent Trustees do not have on-going, day-to-day involvement with the operations of the Trust and are not involved in decisions regarding Funds’ portfolio transactions. In addition, it is the practice of the Trust to give information about Securities purchased or sold by a Fund, or considered for purchase and sale by a Fund, to the Independent Trustees in materials circulated at least 15 days after such Securities are purchased or sold by a Fund or are considered for purchase or sale by a Fund.

Nonetheless, the Funds are fully transparent actively managed exchange-traded funds (“ETFs”) and are required to publicly disseminate19 each day their portfolio holdings. The required daily publication of portfolio holdings of fully transparent ETFs is not treated by regulators as providing the Independent Trustees with confidential or inside information about the Funds’ holdings. Accordingly, the Trust believes that less stringent controls are appropriate for Independent Trustees. Therefore, the Securities pre-clearance requirement contained in paragraph III.C.l above and the short-term trading and short sale restrictions in paragraphs III.C.2 and III.C.3 above shall not apply to an Independent Trustee.

IV.	Reporting Requirements and Procedures

In order to provide the Trust and the Adviser with information to enable them to determine with reasonable assurance whether the provisions of this Code are being observed by all Employees and Access Persons, the following reporting requirements regarding personal securities transactions apply. The Adviser has designated the CLO or the CCO as the person responsible for receiving from and reviewing the reports of the Adviser’s Access Persons as detailed in this paragraph IV.20 The Adviser’s CLO or CCO will also be responsible for receiving and reviewing such reports from the Trust’s Employees and Access Persons.

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19	The Funds publicly disseminate their daily portfolio holdings by publishing a full list of holdings and weights on the Funds’ website. In addition, the funds disclose intra-day trading in real-time, once a position is completed for the Funds, by posting intra-day trade activity on the Fund’s website to the public, with a sign- up available to receive e-mail alerts of posted changes.
20	The CLO and the CLO may not review their own personal reports. Any review required under this Code shall be performed by someone other than the person submitting the report.

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A.       Reporting Requirements for Employees and Access Persons

1.	Initial and Annual Holdings Reports: Within ten (10) days after a person becomes an Employee or an Access Person, and annually thereafter, such person shall submit to the CLO or the CCO a completed Initial/Annual Holdings Report substantially in the form attached hereto as Exhibit C. Each holdings report must contain, at a minimum, (a) the title and type of Security, and, as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Security (other than an Exempt Security) in which the person has any direct or indirect Beneficial Ownership; (b) the name of any broker, dealer or bank with whom the person maintains an account in which any securities are held for the person’s direct or indirect benefit; and (c) the date the person submits the report. The Initial Holdings Report must be current as of a date no more than 45 days prior to the date the person became an Employee and the Annual Holdings Report shall be submitted no later than January 31 and must be current as of a date no more than 45 days prior to the date the report is submitted.

2.	Quarterly Report: On a quarterly basis, each Employee or Access Person shall submit reports substantially in the form attached hereto as Exhibit D to the CLO or the CCO, showing all transactions in Securities (other than Exempt Securities) in which the person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership, as well as all accounts established with brokers, dealers or banks during the quarter in which any securities were held for the direct or indirect beneficial interest of the person. Such reports shall be filed no later than 30 days after the end of each calendar quarter. The Quarterly Report must include the date on which such report was submitted to the CLO or the CCO. An Employee need not make a Quarterly Report under this paragraph if all of the information required by this paragraph is contained in the brokerage confirmations or account statements required to be submitted under III.D above.

3.	Brokerage Confirmations and Statements: Each Employee or Access Person shall direct his or her broker to supply to the CLO or the CCO, on a timely basis, duplicate copies of confirmations of all Securities transactions, other than for Exempt Securities, in which the person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership, and copies of periodic statements for all securities accounts.

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B.       Exception to Reporting Requirements for Employees and Access Persons - Securities Held in Accounts Over Which an Employee or Access Person Has No Direct Influence or Control

The CLO or CCO may, in his or her sole discretion, grant a waiver of the requirement to submit the reports set forth in Section IV.A. above for any account over which an Employee or Access Person does not have direct or indirect influence or control.

Prior to granting such a waiver, the CLO or CCO shall determine whether an Employee or Access Person has direct or indirect influence or control over the account. In making such determination, the CLO or CCO shall:

1.	provide the Employee or Access Person with a clear definition of “no direct or indirect influence or control”; and

2.	obtain information about the relationship between the trustee or discretionary third-party manager of the account and the Employee or Access Person (i.e., whether the trustee or third-party manager is an independent professional versus a friend or relative, and whether the trustee or third-party manager is employed by firm that was unaffiliated or affiliated with the Adviser).

With respect to any account for which a waiver is granted pursuant to this Section IV.B., the CLO or CCO shall:

1.	obtain periodic certifications by the Employee or Access Person and the trustee or discretionary third-party manager of the account regarding the Employee’s or Access Person’s influence or control over the account; and

2.	on a sample basis, request reports on holdings and/or transactions made in the account to identify transactions that would have been prohibited pursuant to this Code, absent reliance on the waiver granted pursuant to this Section IV.B.

In addition, the CLO or CCO, in his or her sole discretion, may require specific certifications from the Employee or Access Person, such as the following:

1.	that the Employee or Access Person did not suggest that the trustee or discretionary third-party manager make any particular purchases or sales of securities for the account during a specified time period;

2.	that the Employee or Access Person did not direct the trustee or discretionary third-party manager to make any particular purchases or sales of securities for the account during a specified time period; and/or

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3.	that the Employee or Access Person did not consult with the trustee or discretionary third-party manager as to the particular allocation of investments to be made in the account during a specified time period.

C.	Reporting Requirements for Independent Trustees

An Independent Trustee need not make an initial or annual holdings report described in paragraph IV.A.1 above and shall only be required to submit the quarterly report required under paragraph IV.A.2 for a transaction in a Security (other than an Exempt Security) where he or she knew (or should have known) at the time of the transaction or, in the ordinary course of fulfilling his or her official duties as a director, should have known at the time of the transaction that subsequent to the most recent publication of a Fund’s portfolio holdings and prior to the next publication of a Fund’s portfolio holdings, such Security is or was purchased or sold or was being considered for purchase or sale by a Fund (i.e., the Independent Trustee was in receipt of non-public and confidential information of the Adviser). For this purpose, daily publication of portfolio holdings by the Funds will not be deemed to be “knowledge” by the Independent Trustees of the holdings of the Funds.

V.	Administration of the Code

A.	CCO’s Duties and Responsibilities

1.	The CCO shall promptly provide all Employees and Access Persons with a copy of the Code. In addition, all Employees and Access Persons must complete the Acknowledgment included as Exhibit E within ten (10) days of becoming subject to this Code and must submit an Acknowledgment to the CCO by January 31 each year thereafter.

2.	The CCO shall identify all Employees and Access Persons and inform them of their reporting obligations promptly.

3.	The CCO will, on a quarterly basis, compare all reported personal securities transactions with each Fund’s completed portfolio transactions during the quarter to determine whether a Code violation may have occurred. The CCO may request additional information or take any other appropriate measure that he or she decides is necessary to aid in this determination.

4.	If the CCO finds that a Code violation occurred, the CCO must report the violation to the Board.

B.	The Board’s Duties and Responsibilities

1.	The Board, including a majority of the Independent Trustees, must approve this Code before retaining the Adviser’s services;
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2.	The Board must approve all material changes to this Code no later than six (6) months after adoption of the material change; and

C.	The Adviser’s Duties and Responsibilities

At least annually, the Adviser shall furnish to the Board, and the Board shall consider, a written report that describes any issues arising under this Code since the previous report, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and certifies that the Adviser has adopted procedures reasonably necessary to prevent its Access Persons from violating the Code.

VI.	Recordkeeping

The CCO will maintain records as set forth below. These records will be maintained in accordance with Rule 17j-1 under the 1940 Act and Rule 204 under the Advisers Act and the following requirements. They will be available for examination by representatives of the Securities and Exchange Commission (“SEC”) and other regulatory agencies.

A.	A copy of this Code and any other code adopted by the Adviser or the Trust which is, or at any time within the past five (5) years has been, in effect will be preserved in an easily accessible place.

B.	A record of any Code violation and of any action taken as a result of the violation will be preserved in an easily accessible place for a period of at least five (5) years following the end of the fiscal year in which the violation occurred.

C.	A copy of each report submitted by an Employee or Access Person under this Code will be preserved for a period of at least five (5) years from the end of the fiscal year in which the report is made or the information is provided, for the first two years in an easily accessible place.

D.	A record of all persons, currently or within the past five (5) years, who are or were required to submit reports under this Code, and a list of those who are or were responsible for reviewing these reports, will be maintained in an easily accessible place.

E.	A copy of each annual issues report and accompanying certification, as required by this Code, must be maintained for at least five (5) years from the end of the fiscal year in which it is made, for the first two (2) years in any easily accessible place.

F.	A record of any decision, and the reasons supporting the decision, to approve the acquisition by an Employee or Access person of any Securities in an IPO or Limited Offering, for at least five (5) years from the end of the fiscal year in which the approval is granted.
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VII.	Miscellaneous

A.	Confidentiality

The Adviser and the Trust will endeavor to maintain the confidentiality of all PTRs and any other information filed pursuant to this Code. Such reports and related information, however, may be produced to the SEC and other regulatory agencies.

B.	The “should have known” standard

For purposes of this Code, the “should have known” standard does not:

•	imply a duty of inquiry;

•	presume that the individual should have deduced or extrapolated from discussions or memoranda dealing with a Fund’s investment strategies; or

•	impute knowledge from the individual’s awareness of a Fund’s portfolio holdings (including the daily publication of the portfolio holdings of the Funds), market considerations, benchmark index, or investment policies, objectives and restrictions.

Adopted: June 30, 2014

Amended: December 9, 2014

Amended: February 16, 2016

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EXHIBIT A

GLOSSARY

Advisory Client: Any client (including the Trust and any other investment companies, private funds or managed accounts) for which the Adviser serves as an investment adviser or sub-adviser, renders investment advice or makes investment decisions.

Beneficial Owner: Any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in any class of equity securities. Pecuniary interest in any class of equity securities means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in such securities. “Indirect” pecuniary interest includes: (A) securities held by members of a person’s immediately family sharing the same household; (B) a general partner’s proportionate interest in the portfolio securities held by a general or limited partnership; (C) certain performance-related fees; (D) a person’s right to dividends that is separated or separable from the underlying securities; (E) a person’s interest in securities held by a trust; and (F) a person’s right to acquire equity securities through the exercise or conversion of any derivative security, whether or not presently exercisable.

Exempt Securities: Those Securities listed as exempt on Exhibit F.

Family/Household: The term “immediate family” shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships. Immediate family shall also include any other relationship (whether or not recognized by law) that the CLO or CCO determines could lead to the possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety which this Code is intended to prevent.

Limited Offering: An offering that is exempt from registration under the Securities Act of 1933, as amended (“1933 Act”), pursuant to Section 4(2) or Section 4(5) or pursuant to Rule 504, Rule 505, or Rule 506 under the 1933 Act.

Security: A “security” as defined under Section 3(a)(10) of the Securities Exchange act of 1934, as amended, Section 202(a)(18) of the Investment Advisers Act of 1940, as amended, or Section 2(a)(36) of the Investment Company Act of 1940, as amended. Examples include, but are not limited to, any note, stock, treasury stock, security future, financial futures contract or option thereon, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any “security” (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange related to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing. “Security” shall include any warrant for, option in, or “security” or other instrument immediately convertible into or whose value is derived from that “security” and any instrument or right which is equivalent to that “security.” The definition of “Security” applies regardless of the registration status or domicile of registration of said Security (i.e., the term Security includes both private placements and publicly-traded securities as well as domestic and foreign securities).

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